Exhibit (p)(2)

Appendix 1-B

LITMAN GREGORY FUND ADVISORS, LLC

LITMAN GREGORY ASSET MANAGEMENT, LLC

CODE OF ETHICS

(as amended December 15, 2016)

Litman Gregory Fund Advisors, LLC (“LGFA”) and its affiliate, Litman Gregory Asset Management, LLC (“LGAM”, and with LGFA, the “Company”), have adopted the policies and procedures set forth in this Code of Ethics (the “Code”).

This Code governs the activities of all of the Company’s Employees (as defined in Section VI.A.1.below). It is important that you understand your reporting obligations under this Code.

If you have any questions regarding this Code, please contact the Chief Compliance Officer of LGAM or LGFA, as applicable.

I. PURPOSE OF THIS CODE

This Code is intended to promote ethical conduct and to provide guidelines and specific reporting requirements to help ensure the compliance of the Company and its Employees with applicable securities laws and regulations, including the Securities Act of 1933, the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended (the “1940 Act”), the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and all other applicable Federal securities laws (as defined in Rule 38a-1 of the 1940 Act). In particular, Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act, require the Company to establish, maintain ·and enforce a written code of ethics that, at a minimum, sets the standard of business conduct that the Company requires of its Employees, requires Employees to comply with applicable federal securities laws; and sets forth provisions regarding personal securities transactions by Employees. ·

II. KEY PRINCIPLES

This Code is based on the following key principles:

•	Each Employee’s duty at all times to place the interests of clients first;

•	The requirement that all personal securities transactions be conducted in such a · manner as to be consistent with this Code and to avoid any actual or potential conflict of interest or any abuse of an Employee’s position of trust and responsibility;

•	The principle that Employees should not take inappropriate advantage of their positions;

•	The fiduciary obligation of Employees to protect the confidentiality of clients’ proprietary, sensitive or other confidential information communicated to the Company or its Employees;

•	The principle that Employees will not disclose to any unauthorized individual or entity outside of the Company or remove from the Company’s offices proprietary information.

•	The principle that the Company and each Employee must maintain the highest ethical standards and refrain from engaging in activities that may create actual or apparent conflicts of interest between the interests of the Company or its Employees and the interests of the Company’s clients.

III. FRAUD

Fraudulent activities by Employees are prohibited. Specifically, any Employee, in connection with the purchase or sale, directly or indirectly, by such Employee of a security held or to be acquired by a Company client, may not:

•	Employ any device, scheme or artifice to defraud the Company’s clients;

•	Make any untrue statement of a material fact to the Company’s clients or omit to state a material fact necessary in order to make the statements made to the Company’s clients, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Company’s clients; or

•	Engage in any manipulative practice with respect to the Company’s clients or securities in general.

IV. INSIDER TRADING

The Company and its Employees are prohibited by law from purchasing or selling any publicly-traded stock, bond, option or other security while in possession of material, nonpublic information (i.e., insider trading).

A. Insider Trading Defined.

It is against the law to engage in insider trading. The term “insider trading” is generally used to refer to (i) a person’s use of material, nonpublic information in connection with transactions in securities, and (ii) certain communications of material, nonpublic information.

The laws concerning insider trading generally prohibit:

•	The purchase or sale of securities by an insider, while in possession of material, nonpublic information;

•	The purchase or sale of securities by a non-insider, while in possession of material, nonpublic information where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or

•	The communication of material, nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

1. Who is an Insider? The concept of “insider” is broad. It includes the officers, directors, employees and majority shareholders of a company and may also include, among others, a company’s attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations. Analysts are usually not considered insiders of the companies that they follow, although if an analyst is given confidential information by a company’s representative in a manner in which the analyst knows or should know to be a breach of that representative’s duties to the company, the analyst may become a temporary insider.

2. What is Material Information? Trading on inside information is not a basis for liability unless the information is “material.” “Material” information is construed broadly and is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and extraordinary management developments. Material information does not have to relate to a company’s business; it can be significant (but as yet not widely known) market information. For example, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates on which reports on various companies would appear in The Wall Street Journal and whether or not those reports would be favorable.

3. What is Nonpublic Information? Information is nonpublic unless it has been effectively communicated to the marketplace. For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public. For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or another publication of general circulation is considered public. Market rumors are not considered public information.

4. What is “Trading While in Possession of ‘Material Nonpublic Information? Generally, a purchase or sale of a security is made “while in possession of” material nonpublic information about that security or issuer if the person making the purchase or sale was aware of the material nonpublic information when the person made the purchase of sale.

5. Not Certain if You Have “Inside” Information? If you have any doubts about whether you are in possession of material nonpublic information, consult with the applicable Chief Compliance Officer.

B. Penalties for Insider Trading.

Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in the unlawful conduct and for their employers, and may include administrative penalties, civil injunctions, disgorgement of profits, jail sentences, and significant fines for the person who committed the violation or for the employer or other controlling person of the person who committed the violation. A person can be subject to some or all of these penalties even if he or she does not personally benefit from the violation.

In addition, any violation of the procedures set forth in this Code can be expected to result in serious sanctions by the Company, including dismissal. See section VIII. D. below for more information on sanctions for violations of this Code.

C. Policy Statement Regarding Insider Trading.

The Company expects that each of its Employees will obey the law and not trade while in possession of material, nonpublic information. In addition, the Company discourages its Employees from seeking or knowingly obtaining material nonpublic information.

D. Procedures to Prevent Insider Trading.

Because the Company does not have an investment banking division or affiliate and generally prohibits its Employees from serving as an officer or director of a company having publicly traded securities, the Company does not anticipate that its Employees will routinely be in receipt of material, nonpublic information. However, such persons may from time to time receive such information. If any such person receives any information which may constitute such material, nonpublic information, such Employee (i) should not buy or sell any securities (including options or other securities convertible into or exchangeable for such securities) for a personal account or a client account, (ii) should not communicate such information to any other person (other than the Chief Compliance Officer), and (iii) should discuss promptly such information with the Chief Compliance Officer. Under no circumstances should such information be shared with any persons not employed by the Company, including family members or friends. Each Employee contacting an issuer or analyst should (i) identify himself as associated with the Company, (ii) identify the Company as an investment management firm, and, (iii) after the conversation, make a memorandum memorializing the conversation with the issuer or analyst (including the beginning of the conversation where the Employee identified himself or herself as associated with the Company). Once such material, nonpublic information becomes public, the Employee may trade in securities in accordance with this Code.

V. OTHER CONFIDENTIAL INFORMATION

A. Confidential Information Defined.

Even if the Company and its Employees do not routinely receive material, nonpublic information (i.e., “inside information”), the Company or its Employees may receive such information or other sensitive or confidential information from or about the Company’s clients, and the Company’s Employees will receive confidential or sensitive information about the Company’s affairs. Such confidential information may include, among other things:

•	Names and addresses of clients (e.g., “client lists”).

•	Financial or other information about the client, such as the client’s financial condition or the specific securities held in a specific client’s portfolio.

•	The names of the securities being purchased or sold, or being considered for purchase or sale, for any client’s account.

•	Any client or Company information privately given to an Employee that, if publicly known, would be likely to (i) affect the price of any security in the portfolio of any client of the Company or (ii) embarrass or harm the client or the Company.

Given the breadth of the above, all information that an Employee obtains through the Company should be considered confidential information unless it is specifically known to be available to the public.

B. Policy Statement Regarding Use and Treatment of Confidential Information.

All confidential information, whatever the source, may be used only in the discharge of the Employee’s duties with the Company. Confidential information may not be used for any personal purpose, including the purchase or sale of securities for a personal account. No Employee may use any confidential information in any manner that adversely affects the Company or its clients. All confidential information is to be treated as the secret, proprietary and confidential data of the Company.

C. Procedures Regarding Use and Treatment of Confidential Information.

The Company encourages each of its Employees to be aware of, and sensitive to, such Employee’s treatment of confidential information. The Company has also adopted a Privacy Policy which also sets forth policies and procedures regarding maintaining the privacy of its consumers and customers’ personal financial information. Each Employee must take the following precautions:

•	Employees must not discuss confidential information unless necessary as part of his or her duties and responsibilities with the Company.

•	Precautions must be taken to avoid storing confidential information in plain view in public areas of the Company’s facilities, including reception areas, conference rooms and kitchens, and Employees must remove confidential information from areas where third parties may inadvertently see it. Confidential information should, whenever reasonably feasible, be stored in locked or otherwise physically secure locations.

•	Particular care should be exercised if confidential information must be discussed in public places, such as restaurants, elevators, taxicabs, trains or airplanes, where such information may be overheard.

•	Under no circumstances may confidential information be shared with any person, including any spouse or other family member, who is not a manager, member, officer, director, or employee of the Company.

•	Employees must return all confidential information upon their separation from the Company.

VI. PROPRIETARY INFORMATION

A. Proprietary Information Defined.

Proprietary information shall mean any Company information which is in written, graphic, machine-readable or other tangible form. Proprietary Information also includes non-tangible oral or visual information. Given the breadth of this definition, all information that an Employee obtains through the Company should be considered proprietary information unless it is specifically known to be available to the public.

See the Litman Gregory Employee Handbook, Non-Disclosure section for a complete definition of proprietary information.

B. Policy Statement Regarding Use and Treatment of Proprietary Information.

The Employee recognizes that the confidentiality of proprietary information is a matter of great concern to the Company. The Employee agrees that he or she will not disclose to any individual or entity outside the Company any proprietary information of the Company, except to individuals who have a specific “need to know” due to their contractual or other business relationship to the Company, and that he or she will not use such proprietary information other than for the benefit of the Company.

C. Procedures Regarding Use and Treatment of Proprietary Information.

The Company encourages each Employee to be aware of, and sensitive to, such Employee’s treatment of proprietary information. The Employee understands and agrees that all files, records, papers, memoranda, letters, handbooks and manuals, facsimile or other communications which he or she obtains that were written, authorized, signed, received or transmitted during his or her employment are and remain the property of the Company and, as such, are not to be removed from the Company’s offices except for the purpose of business activity on behalf of the Company. Upon termination of employment, Employee will promptly deliver to the Company any such materials that may then be in his or her possession.

Employees who improperly use or disclose trade secrets or confidential or proprietary information will be subject to disciplinary action, up to and including termination of employment and legal action, even if they do not actually benefit from the disclosed information.

VII. TRADING FOR PERSONAL SECURITIES ACCOUNTS

The Company and its Employees owe a fiduciary obligation to the Company’s clients. The Company and such persons, therefore, must avoid actual and apparent conflicts of interest with the Company’s clients. In any situation where the potential for conflict exists, the client’s interest must take precedence over personal interests. If there is any doubt, resolve the matter in the client’s favor and confer with the Chief Compliance Officer.

If both an Employee and a client of the Company are engaging in transactions involving a Restricted List Security, a Watch List Security or a Reportable Security (as defined below), an actual or apparent conflict of interest could arise. In those cases, transactions for client accounts must take precedence over transactions for Personal Accounts (all, as defined below) and personal transactions that create an actual or apparent conflict must be avoided.

Employees must not implement any securities transactions for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates to the Chief Compliance Officer. If the Chief Compliance Officer deems the disclosed interest to present a material conflict, the Employee may not participate in any decision-making process regarding the securities of that issuer.

A. Key Definitions.

1. Employee. The term “Employee” as used in this Code includes all managers, members, officers, directors and employees of the Company as well as spouses, domestic partners and dependents. “Employee” also includes long-term temporaries and on-site consultants.

2. Access Persons. “Access Person” means any Employee who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Reportable Securities or whose function relates to the making of any recommendations with respect to such purchases or sales. Currently, all Employees are treated as Access Persons.

3. Fund Access Persons. “Fund Access Person” means any Access Person who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Reportable Securities held by any of the series (i.e., funds) of the Litman Gregory Funds Trust, or whose function relates to the making of any recommendations with respect to such purchases or sales, or who regularly receives material non-public information regarding the Litman Gregory Funds Trust. The Chief Compliance Officer of LGFA maintains the list of Fund Access Persons.

4. Independent Manager Access Person. “Independent Manager Access Person” means any Access Person who, in connection with his or her regular functions or duties, obtains or has access to information regarding the purchase, holding or sale of Reportable Securities in accounts of the Company’s clients that are managed by Independent Managers. For this purpose, “Independent Manager” means an investment management firm that is not related to the Company that is engaged to manage an account of a Company client. The Chief Compliance Officer of the Company maintains the list of Independent Manager Access Persons.

5. Personal Account. The “Personal Account” of an Employee shall include each and every account (other than an account for the benefit of any of the Company’s clients) for which such Employee influences or controls investment decisions. Personal Account includes self-directed retirement and employee benefit accounts. An account for the benefit of any of the following will be presumed to be a “Personal Account” unless the Company and the Employee otherwise agree in writing:

•	An Employee.

•	The spouse or domestic partner of an Employee.

•	Any child under the age of 22 of an Employee, whether or not residing with the Employee.

•	Any other immediate family member of an Employee residing in the same household with the Employee. An immediate family member includes a child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in law and also includes adoptive relationships.

•	Any other account in which an Employee has a beneficial interest (for example, an account for a trust, estate, partnership or closely held corporation in which the Employee has a beneficial interest).

Exception. If an Employee certifies in writing to the Chief Compliance Officer that (i) the certifying Employee does not influence the investment decisions for any specified account of such spouse, domestic partner, child or dependent person, and (ii) the person or persons making the investment decisions for such account do not make such decisions, in whole or in part, based upon information that the certifying Employee has provided, the Chief Compliance Officer may, in his or her discretion, determine that such an account is not an Employee’s “personal account.”

Other Exceptions. Special policies apply when trading in an Employee’s Personal Account is handled by someone other than the Employee. In situations where a third party exercises complete investment discretion in managing an Employee’s Personal Account, the restrictions on trading Restricted List Securities and Watch List Securities are not applicable. If the Employee has any role in the managing of the account, however, this exception does not apply. In any event, securities held or traded for these accounts must be included in the Employee’s quarterly and annual reports described in Section E, below. Any actual or appearance of a conflict of interest in the trading in the Employee’s excepted accounts will render these accounts subject to the trading restrictions applicable to Restricted List Securities and Watch List Securities.

In order to fit within the exception regarding accounts for which the Employee has no investment discretion, the following is required: (a) a written verification by the Employee, and (b) a written verification by a third party involved in the management of the account. In all cases, whether to grant the exception is in the discretion of the Chief Compliance Officer.

6. Reportable Securities. “Reportable Securities” are those securities for which quarterly transaction reports must be filed. Reportable Securities are all securities included in the definition of “Security” in the Advisers Act and the 1940 Act (with the exceptions below) and include any (a) equity or debt instrument traded on an exchange (including foreign securities exchanges), through NASDAQ or through the “pink sheets,” over-the-counter or on any public market, (b) options to purchase or sell such equity or debt instrument, (c) warrants and rights with respect to such securities, (d) municipal bonds, (e) index stock or bond group options that include such equity or debt instrument, (f) futures contracts on stock or bond groups that include such equity or debt instrument, (g) any option on such futures contracts, (h) limited offerings or private offerings, and (i) shares of mutual funds managed by the Company (i.e., the Litman Gregory Masters Funds); provided that Reportable Securities shall not include securities issued by the Government of the United States, banker acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and shares of open-end mutual funds (other than the Litman Gregory Masters Funds). For the avoidance of doubt, exchange-traded funds and closed-end registered investment companies are reportable securities.

7. Restricted List Securities. “Restricted List Securities” are those securities included on a list (the “Restricted List”) posted by the LGAM and LGFA Chief Compliance Officers on the compliance and employee trade monitoring system accessible to all Employees.

8. Watch List Securities. “Watch List Securities” are those securities included on a list (the “Watch List”) posted by the LGAM and LGFA Chief Compliance Officers on the compliance and employee trade monitoring system accessible to all Employees.

B. Policy Statement Regarding Trading for Personal Accounts.

The Company recognizes that the personal investment transactions of its Employees demand the application of a strict code of ethics. Consequently, the Company requires that all personal investment transactions be carried out in a manner that will not endanger the interest of any client or create any apparent or actual conflict of interest between the Company or its Employees, on the one hand, and the client, on the other hand. Therefore, the Company has adopted the procedures set forth below.

C. Designated Brokerage Policy

The Company requires its Employees to hold their Personal Accounts at Charles Schwab, Fidelity Investments or TD Ameritrade. Employee acknowledges that these designated brokers will provide daily electronic data feeds, which include Personal Account transactions and holdings, into the compliance and employee trade monitoring system. Employees are required to transfer their Personal Accounts to one of the designated brokers listed within 45 days of employment. Note: employees are responsible for notifying Compliance via the compliance and employee trade monitoring system whenever opening and/or terminating Personal accounts.

Exception. Exception to this policy will be considered for certain account types. In order to request an account type exception a written request by the Employee to the Chief Compliance Officer is required. In all cases, whether to grant the exception is in the discretion of the Chief Compliance Officer.

D. Procedures Regarding Trading for Personal Accounts.

1. Trading Procedures. The following procedures must be followed by Employees before buying or selling securities for a Personal Account, provided, that such procedures shall not be required with respect to (a) a purchase or sale of a Reportable or Watch List or Restricted List Security for a Personal Account where such purchase or sale is non-volitional on the part of the Personal Account (e.g., a sale in connection with a court order) or (b) a purchase of a Reportable or Watch List or Restricted List Security where such purchase is part of an automatic dividend reinvestment plan, or (c) trading in mutual funds.

Confirm that Employee Is Not in Receipt of Inside Information.

Each Employee wishing to buy or sell a security for a Personal Account should first confirm that he or she is not in receipt of any inside information that would materially affect the price of that security.

Confirm that the Trade is Not an Opportunity That Should Be Offered to Company Clients.

Employees are not to make a trade if the Employee has reason to believe that the trade should first be offered to the Company’s clients, such as the situation where a client may be eligible for a “limited availability” investment opportunity offered to an Employee. If you have any doubt, confer with the Chief Compliance Officer.

Check the Watch List.

Check the Watch List on the compliance and employee trade monitoring system accessible to all Employees, or obtain the Watch List from the Chief Compliance Officer. Employees may only purchase or sell a Watch List Security for a Personal Account after obtaining approval for such sale from the Chief Compliance Officer. No Employee may write options on a Watch List Security.

Check the Restricted List.

Check the Restricted List on the compliance and employee trade monitoring system accessible to all Employees, or obtain the Restricted List from the Chief Compliance Officer. Employees may not purchase any Restricted List Security for a Personal Account and may only sell a Restricted List Security for a Personal Account after obtaining approval for such sale from the Chief Compliance Officer. No Employee may write options on a Restricted List Security.

Obtain Pre-Clearance for IPOs or Private Placement Securities.

Access Persons wishing to buy any security in an initial public offering (“IPO”) must first obtain approval for such transaction from the Chief Compliance Officer through the compliance and employee trade monitoring system accessible to all Employees. If trading the security is on the open market, preclearance is not required as long as it is not on the Restricted and/or Watch List. Access Persons wishing to buy/sell a limited offering (private placement) for any Personal Account must first obtain approval for such transaction from the Chief Compliance. Officer through the compliance and employee trade monitoring system accessible to all Employees.

Obtain Pre-Clearance for Fund Access Persons and Independent Manager Access Persons

Fund Access Persons and Independent Manager Access Persons wishing to buy or sell any Reportable Security1 for any Personal Account must first obtain approval for such purchase from the Chief Compliance Officer. A form of such pre-clearance request is accessible through the compliance and employee trade monitoring system accessible to all Employees. Such pre-clearance shall only be valid for the purchase or sale of any Reportable Security on the day on which the pre-clearance is granted or such date is otherwise specified in the pre-clearance approval, with the exception of limit order trades, in which case the approval will remain valid for the time period specified on the pre-clearance request form.

Upon receiving a request for pre-clearance from an Independent Manager Access Person, the Chief Compliance Officer will review the securities then held in client accounts being managed by Independent Managers, using the most recent holdings data available to the Company, and may also consult in his or her discretion directly with Independent Managers about their trading plans and programs regarding the security the Independent Manager Access Person desires to buy or sell. After such review the Chief Compliance Officer will either approve the request or restrict the Independent Manager Access Person from trading in the security for 10 days or such other period the Chief Compliance Officer deems appropriate to eliminate any actual or apparent conflict of interest or inappropriate use of confidential client information.

2. Exceptions and Waivers. In appropriate circumstances (e.g., financial need, extreme market conditions, unexpected corporate developments, discovery of inadvertent violation), the Chief Compliance Officer may grant an exception or waiver to permit specifically requested trading. A memorandum describing the scope of circumstances of any such waiver/exception shall be created and maintained in the Employee’s files and part of the Company’s books and records.

[1]	Shares of any of the Litman Gregory Masters Funds are excluded from the definition of Reportable Securities for the purpose of satisfying this requirement.

3. Prohibition on Short-Term Trading of Litman Gregory Masters Funds. Shares of any mutual funds advised by the Company (i.e., the Litman Gregory Masters Funds) must be held for a minimum of 60 calendar days after the date of purchase. However, the Chief Compliance Officer of LGFA may waive these requirements in his or her discretion in the event of an extraordinary circumstance.

E. Reports and Affirmations of Personal Transactions and Securities Ownership.

1. Submission of Reports and Affirmations. In order for the Company to monitor compliance with its insider trading and conflict of interest policies and procedures, each Employee shall submit the reports and affirmations listed below using the compliance and employee trade monitoring system. Each Employee must submit and acknowledge the report certifying the completeness and accuracy of the information included therein and certifying certain other matters. The reports contain important acknowledgments.

An “Initial Holdings Report” for all securities in each of his or her Personal Accounts. The report shall be submitted to the Chief Compliance Officer within 10 calendar days following the first day of employment with the Company, current as of a date no more than 45 days prior to the date of his or her employment using the compliance and employee trade monitoring system. If the tenth day is not a work day, then the report must be submitted earlier.

A “Quarterly Transactions Affirmation” for all trades in Reportable Securities in each of his or her Personal Accounts. The report shall be submitted to the Chief Compliance Officer within 30 calendar days following the end of each calendar quarter regardless of whether any trading activity took place in that account during the quarter using the compliance and employee trade monitoring system. If the thirtieth day is not a work day, then the report must be submitted earlier.

•	Special Reporting For Fund Access Persons: If the Personal Account is an approved exception to the Designated Brokerage Policy, copies of the account statements and trade confirmations must be submitted to Compliance via file attachments in the compliance and employee trade monitoring system within 30 calendar days following the end of each calendar quarter regardless of whether any trading activity took place in that account during the quarter. In addition, the report must include a certification that all trades in Reportable Securities in the Employee’s Personal Accounts during the calendar quarter are covered by such account statements.

An “Annual Holdings Report” for all securities in each of his or her Personal Accounts. The report shall be submitted to the Chief Compliance Officer within 30 calendar days following the end of the calendar year, with information current as of a date no more than 45 days prior to the date the Annual Holdings Report is submitted using the compliance and employee trade monitoring system. If the thirtieth day is not a work day, then the report must be submitted earlier.

Special Reporting For Fund Access Persons: If the Personal Account is an approved exception to the Designated Brokerage Policy, copies of the account statements must be submitted to Compliance via file attachments in the compliance and employee trade monitoring system within 30 calendar days following the end of each calendar year regardless of whether any trading activity took place in that account during the quarter. In addition, the report must include a certification that all trades in Reportable Securities in the Employee’s Personal Accounts during the reporting period are covered by such account statements.

Restricted/Watch List Trade Request All employees are required to use the compliance and employee trade monitoring system to obtain approval from the Chief Compliance Officer or designee of transactions in Restricted/Watch List securities.

2. Review and Retention of Reports. The Chief Compliance Officer or his or her designee shall promptly review each Initial Holdings Report, Quarterly Personal Transaction Report and Annual Holdings Report Quarterly, and each Restricted/Watch List Trade Report as received, to determine whether any violations of the Company’s policies or of the applicable securities laws took place. The Company shall retain the Reports required by this Code as part of the books and records required by the Advisers Act and the rules promulgated thereunder.

VIII. OTHER BUSINESS CONDUCT

A. Restrictions on Public Company Directorships.

Access Persons are prohibited from serving on the boards of directors of publicly traded companies if, in the written determination of the Chief Compliance Officer, such service is inconsistent with the interests of any client, including the Trust. If the Chief Compliance Officer has approved such service by an Access Person, that Access Person shall be isolated through informational barrier procedures from persons making investment decisions with respect to such issuer.

B. Restrictions on Gifts and Entertainment.

1. General Policy Statement.

A conflict of interest occurs when the personal interests of Employees interfere or could potentially interfere with their responsibilities to the Company and its clients. The overriding principle is that Employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Employees should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

2. De minimis gifts and entertainment.

From time to time Employees may receive or accept gifts from third parties. Employees may accept de minimis gifts but shall not give nor accept any gift received that has a total value in excess of $200.00 from any broker/dealer, money manager, or others who transact business with the Company, unless approved by the Chief Compliance Officer. Any such gifts or benefits should be reported to the Chief Compliance Officer using the compliance and employee trade monitoring system accessible to all Employees. Gifts of cash may never be accepted or disbursed by an Employee. In addition, Employees may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable and both the giver(s) and the Employee(s) are present.

3. Charitable Gifting.

Employees may receive requests for charitable gifts from or directly related to a client or business relationship. The amount of the charitable gift should never be based upon the level of actual or anticipated business provided by the client or business relationship soliciting a gift. Types of charitable gift recipients include, but are not limited to, all types of charitable organizations, fund raising campaigns, endowments, foundations, etc. The client or business relationship may or may not have direct ties to the recipient of the gift. However, the person requesting a charitable gift should not derive any economic or tangible personal benefit from the gift. This policy applies to charitable gifts made by the Company and those made by Employees of the Company to a client or business relationship. Charitable gifts by the Company or an Employee to the same recipient are limited to not more than $1,000 per gift, and not exceeding two gifts per calendar year, (i.e. not exceeding a total of $2,000 per year). Any Employee seeking to make a gift in excess of these guidelines is required to first seek pre-clearance from the Chief Compliance Officer or his or her delegate. Any such charitable gift should be reported to the Chief Compliance Officer.

This policy is not intended to regulate charitable gifting by an Employee that is unrelated to the Company’s business or client relationships. This policy is not intended to apply to expenses that are determined to be primarily marketing related that may also benefit a charity (such as placement of an ad in a charity brochure that is distributed to a large audience). This policy does not apply to an Employee’s personal political contributions. See Section XVII Pay-to-Play of the Compliance Manual for more details regarding political contributions. This policy does not include personal gifts that may have a charitable beneficiary component if such gifts aren’t excessive and so frequent as to cause the appearance of a conflict of interest. Personal gifts of this nature are typically received based on pre-existing personal relationships in recognition of some life event, such as a birthday, anniversary, etc. These types of personal gifts are not given by the Company.

4. FCPA Considerations

The Foreign Corrupt Practices Act (“FCPA”) prohibits, under threat of imprisonment, any officer, agent or Employee of the Company from directly or indirectly paying or giving, offering or promising to pay, giving or authorizing or approving such offer or payment, of any funds, gifts, services or anything else of any value, no matter how small or seemingly insignificant (i) to any foreign official or other person specified below (each, a “Foreign Covered Person”), for the purpose of obtaining business, favorable treatment or other commercial benefits, whether by (a) influencing any act or decision of the Foreign Covered Person in his official capacity, (b) inducing the Foreign Covered Person to do or not do any act in violation of his lawful duty; or (c) inducing the Foreign Covered Person to use his influence to that end with a foreign government or instrumentality; or (ii) with any other agent, intermediary (including, for example, a Foreign Covered Person’s friend, relative, business or law firm) or other person while knowing that all or a portion thereof will directly or indirectly be forwarded to a Foreign Covered Person for such purpose. (Note: Not actually “knowing”, willfully avoiding or disregarding all facts, hints or clues is not a defense.)

a. Foreign Covered Person. A “Foreign Covered Person” for this purpose is any foreign official including, without limitation, any officer or employee of any foreign government or any governmental department, agency or instrumentality (e.g., a central bank) or any government-owned or controlled enterprise (e.g., sovereign wealth fund) or any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality or enterprise). It also includes any foreign political party, party official or candidate for political office. Foreign for this purpose means outside of the United States.

b. Exemptions. There are certain exemptions to the broad prohibitions set forth above. However, these exemptions are very precise and must be discussed with the CCO before they can be invoked. No Employee is to discuss or consider any proscribed activity outlined above without the prior approval of the CCO.

c. Pre-Clearance. No Employee may engage in any activity that would violate the FCPA without the prior approval of the CCO. If an activity would render an analysis of the FCPA to determine whether it would violate the FCPA, such activity must be presented to the CCO to conduct an analysis and for final approval.

IX. WHISTLEBLOWER POLICY

A. General Policy

The Company requires Directors, Officers and Employees to observe high standards of business and personal ethics in the conduct of their duties and responsibilities. All Employees and representatives of the Company, must practice honesty and integrity and comply with all applicable laws and regulations.

B. Reporting Responsibility

This Whistleblower Policy is intended to encourage and enable Employees and others to raise serious concerns internally so that the Company can address and correct inappropriate conduct and actions. It is the responsibility of all Directors, Officers, and Employees to report concerns about violations of the Company’s code of ethics or suspected violations of law or regulations that govern the Company’s operations.

C. No Retaliation

It is contrary to the values of the Company for anyone to retaliate against any Director, Officer, or Employee who in good faith reports an ethics violation, or a suspected violation of law, such as a complaint of discrimination, or suspected fraud, or suspected violation of any regulation governing the operations of the Company. An Employee who retaliates against someone who has reported a violation in good faith is subject to discipline up to and including termination of employment.

D. Reporting Procedure

The Company has an open door policy and suggests that Employees share their questions, concerns, suggestions or complaints with their supervisor. If you are not comfortable speaking with your supervisor, or you are not satisfied with your supervisor’s response, you are encouraged to speak with the Chief Compliance Officer. Supervisors and managers are required to report complaints or concerns about suspected ethical and legal violations in writing to the Company’s Chief Compliance Officer or his/her designee, who has the responsibility to investigate all reported complaints. Employees with concerns or complaints may also submit their concerns in writing using the compliance and employee trade monitoring system accessible to all Employees.

The Company’s Chief Compliance Officer is responsible for ensuring that all complaints about unethical or illegal conduct are investigated and resolved. The Compliance Officer will advise the Chief Executive Officer.

E. Acting in Good Faith

Anyone filing a written complaint concerning a violation or suspected violation must be acting in good faith and have reasonable grounds for believing the information disclosed indicates a violation. Any allegations that prove not to be substantiated and which prove to have been made maliciously or knowingly to be false will be viewed as a serious disciplinary offense.

F. Confidentiality

Violations or suspected violations may be submitted on a confidential basis by the complainant. Reports of violations or suspected violations will be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation.

G. Handling of Reported Violations

The Company’s Chief Compliance Officer or his/her designee will notify the person who submitted a complaint and acknowledge receipt of the reported violation or suspected violation. All reports will be promptly investigated and appropriate corrective action will be taken if warranted by the investigation.

X. MISCELLANEOUS

A. Importance of Adherence to Code.

It is very important that all Employees adhere strictly to this Code of Ethics. Any violations of such policies and procedures may result in serious sanctions, including dismissal from the Company. Trading violations may also result in disgorgement of profits. See section VIII. D. for more information on sanctions for violations of this Code.

B. LGFA Reporting

On at least an annual basis, the LGFA Chief Compliance Officer shall prepare a written report describing any issues arising under the Code, including information about any material Code violations by Access Persons and any sanctions imposed due to such violations, and submit the information for review by the board of trustees of the Litman Gregory Funds Trust. On an annual basis, LGFA shall certify to the Board of Trustees of the Litman Gregory Funds Trust that it has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

C. Annual Circulation/Certification of Receipt of Code and Amendments.

This Code shall be circulated at least annually to all Employees, and at least annually, each Employee shall be asked to certify in writing pursuant to the form attached hereto that he or she has received and followed the Code. Each Employee will also be asked to certify to the receipt of any amendments to the Code circulated during the year.

D. Sanctions

Violations of this Code will result in sanctions, to be determined by a committee composed of the Chief Compliance Officers and two Managing Partners of the Company. Sanctions will be determined based on the frequency and the severity of the violation, and may include:

•	The applicable Employee meeting with the Chief Compliance Officer and/or the Managing Partner in charge of the Employee’s business unit to review this Code and discuss the nature and extent of the violation;

•	The violation will be recorded in the Company’s compliance books and records;

•	A letter will be inserted into the personnel file of the applicable Employee;

•	The applicable Employee may be required to attend and provide evidence of satisfactory completion of compliance training courses;

•	The applicable Employee may be required to immediately sell any security purchased in violation of Section VI above;

•	The applicable Employee may be subject to a fine and/or disgorgement of any profits earned on the purchase or sale of any security in violation of Section VI above, or the personal absorption of any loss on the sale of such security;

•	The applicable Employee may be suspended without pay for a period of time to be determined by the committee; and/or

•	The offending employee’s employment at the Company may be terminated